Concur Technologies, Inc.
Fiscal 2013 Corporate Bonus Plan
This Fiscal 2013 Corporate Bonus Plan applies to all employees of Concur Technologies, Inc. (“Concur”), other than employees compensated under commission plans, for fiscal 2013:

1.
Bonuses are earned under this Fiscal 2013 Corporate Bonus Plan if Concur achieves fiscal 2013 non-GAAP pre-tax earnings within a range of four levels (i.e., Levels 1 through 4), as determined by the Compensation Committee of the Board of Directors (the “Corporate Bonus Plan Levels”), with Level 1 representing the lowest level of fiscal 2013 non-GAAP pre-tax earnings for earning a bonus under this Plan, Level 2 representing the target level of fiscal 2013 non-GAAP pre-tax earnings for earning a bonus under this Plan (the “Corporate Bonus Plan Target”), and Level 4 representing the highest level of fiscal 2013 non-GAAP pre-tax earnings for earning a bonus under this Plan.

2.
The target bonus amount for each employee at each Corporate Bonus Plan Level shall be set by the Chief Executive Officer and bonuses shall be paid in an amount selected by the Chief Executive Officer, provided that the target bonus amount at each Corporate Bonus Plan Level for executive officers of Concur who are determined by Concur to be subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) shall be as set forth in the attached Exhibit A and shall be paid in an amount determined by the Compensation Committee of the Board of Directors.

3.
The target bonus amount that corresponds to the highest Corporate Bonus Plan Level achieved by Concur will be earned and payable. However, if the actual level of fiscal 2013 non-GAAP pre-tax earnings is between any of the Corporate Bonus Plan Levels, then the cash bonus earned and payable will be adjust on a pro-rata basis to the appropriate amount of cash bonus between the target bonus amounts for such Corporate Bonus Plan Levels.

4.
The amount of cash bonus payable to each eligible employee can be increased or reduced at the discretion of the Chief Executive Officer (but, for Section 16 Officers, the amount of cash bonus payable can only be reduced, as determined by the Compensation Committee of the Board of Directors). To the extent that the amount of cash bonuses payable to a given Section 16 Officer is reduced, such reduction will not increase the amount of cash bonus that would otherwise be paid to the remaining Section 16 Officers.

5.
Non-GAAP pre-tax earnings consists of Concur’s GAAP pre-tax earnings for fiscal 2013 adjusted to eliminate share-based compensation expenses, amortization of acquired intangible assets, the accretion of discount on senior convertible notes, and income tax expense. In addition, to the extent the Company enters into Board-approved transactions that are not contemplated in the assumptions underlying the Company’s 2013 operating plan, or to the extent that certain expenses or losses beyond the control of management are incurred, then it is the intent of the Compensation Committee of the Board of Directors that for purposes of evaluating performance against the Corporate Bonus Plan Levels, the financial impact of any such transaction or event occurring in fiscal 2013 shall be excluded from the calculation of non-GAAP pre-tax earnings (provided that, with respect to bonus awards intended to qualify under Internal Revenue Code Section 162(m), such adjustment shall only be to the extent permitted by such section without making such bonus award non-deductible). For such transactions or events, the financial impact to be excluded from the calculation of non-GAAP pre-tax earnings, and the specific method by which the associated financial impact will be calculated, include without limitation the following:

(a)	One-time expenses (as defined in the Company’s accounting policies and procedures for acquisition-related expenses) associated with acquisitions;

(b)	Additional shares issued in conjunction with an acquisition (which will be excluded from diluted shares outstanding) and the negative operating results of an acquisition;

(c)	The earnings impact associated with contingent consideration offered in an acquisition;

(d)	The dilutive effect from any contingent consideration associated with acquisitions (which will be excluded from diluted shares outstanding);

(e)	The negative financial results from strategic investments (including any shares of Company stock issued);

(f)
Any reduction in earnings available to common shareholders resulting from the amount by which the settlement price on options for shares of a joint venture held by third parties exceeds the related fair value;

(g)
Additional shares from equity financing (which will be excluded from the diluted shares outstanding), excluding stock issued in conjunction with stock based compensation plans and employee stock purchase program (provided that Board-approved stock repurchases are not part of this exclusion);

(h)	Interest expense associated with debt financing, off-set by any interest earned on proceeds;

(i)	The negative financial impact associated with any divestitures or sales of assets whether tangible or intangible;

(j)	Any impairment or loss of assets resulting from a change in Company strategy or other extraordinary events beyond the control of the Company such as a natural disaster, act of terrorism, or war;

(k)	Impairment of goodwill;

(l)
The financial impact (including defense costs) of actual legal settlements or accruals for legal settlements for which the Board concludes that the Company was not culpable but it was in the Company’s best interests to settle;

(m)	The costs associated with pursuing any claim for damages against a third party (provided that damage awards and settlement amounts received shall be included)

(n)	The negative financial impact of any discontinued operations; and

(o)	Any new fees, taxes or expenses incurred to comply with new laws and regulations.

(p)	The anti-dilutive impact of the note hedge will be included in the calculation of diluted shares outstanding.

6.
In the event that the NASDAQ Composite Index as of September 30, 2013 is lower than the NASDAQ Composite Index as of October 1, 2012, then the Corporate Bonus Plan Levels shall be reduced on a pro-rata basis. For example, the NASDAQ Composite Index as of October 1, 2012 was 3113.53. If the NASDAQ Composite Index as of September 30, 2013 was 2850, then each of the Corporate Bonus Plan Levels would be reduced by 8.46%. However, if the NASDAQ Composite Index as of September 30, 2013 was 3113.53 or higher, then no adjustment in the Corporate Bonus Plan Levels would be made.

7.
Only persons employed by Concur prior to July 1, 2013, and continuing such employment through the end of fiscal 2013 and the date of bonus payment, are eligible to receive bonuses under this plan, pro rata to their service during fiscal 2013.

8.	This Fiscal 2013 Corporate Bonus Plan shall be subject to the terms of Concur’s 2010 Cash Incentive Plan.

9.
The Compensation Committee of the Board of Directors shall have the authority to (i) interpret the terms of this Fiscal 2013 Corporate Bonus Plan, (ii) make all determinations required to be made under this Fiscal 2013 Corporate Bonus Plan, including determining all questions of policy and expediency pertaining to this Fiscal 2013 Corporate Bonus Plan, and (ii) correct any defect, supply any omission, or reconcile any inconsistency in this Fiscal 2013 Corporate Bonus Plan.